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                                                                     EXHIBIT 2.1

                             PICTORIAL HOLDINGS INC.


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                            STOCK PURCHASE AGREEMENT


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                            DATED AS OF MAY 26, 2000


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                            STOCK PURCHASE AGREEMENT

                  AGREEMENT, dated as of May 26, 2000 (this "Agreement") between PRIMEDIA Inc., a Delaware corporation ("Seller"), and The BISYS Group, Inc., a Delaware corporation ("Purchaser").

                  WHEREAS, Seller owns all of the issued and outstanding capital stock of Pictorial Holdings Inc., a Texas corporation (the "Company");

                  WHEREAS, the Company owns all of the issued and outstanding capital stock of Pictorial, Inc., an Indiana corporation ("Pictorial");

                  WHEREAS, prior to the Closing Date, the Company will distribute all of its assets other than the shares of common stock of Pictorial and transfer all of the liabilities of the Company that are not liabilities of Pictorial (the "Transferred Business") to the Seller; and

                  WHEREAS, Purchaser desires to purchase, and Seller desires to sell, the stock of the Company on the terms and conditions set forth herein.

                  NOW, THEREFORE in consideration of the mutual covenants and the respective representations and warranties contained herein, the parties hereby agree as follows:

                  ARTICLE I. PURCHASE AND SALE OF THE SHARES.

                  1.01        SHARES.     Upon the terms and subject to the
conditions of this Agreement, on the Closing Date (as hereinafter defined) Seller will sell, convey, assign and transfer to Purchaser, and Purchaser will purchase and acquire from Seller, 1,000 shares of Common Stock, par value $0.01 per share, of the Company (the "Shares"). In consideration of the sale, transfer, conveyance and assignment of the Shares by Seller to Purchaser and in reliance upon the representations and warranties made herein by Seller, Purchaser agrees to pay to Seller, the sum of

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(i)One Hundred Twenty Eight Million Five Hundred Thousand Dollars ($128,500,000)
on the Closing Date of which $25,000,000 is in consideration of the covenant not to compete set forth in Section 5.14, (ii) the additional amount due Seller, if any, in accordance with Section 1.03 of this Agreement and (iii) Five Hundred Thousand Dollars ($500,000) in accordance with a transition services agreement in the form attached (the "Transition Services Agreement").

                  1.02 CLOSING DATE PAYMENTS. All payments to be made to Seller on the Closing Date shall be made by wire transfer of immediately available funds in New York City to the account specified in writing by Seller.

                  1.03        WORKING CAPITAL ADJUSTMENT.

                  (a) Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings:

                              (i)         "Closing Date Statement" shall mean
the final statement of Closing Date Assets and Closing Date Liabilities.

                              (ii)        "Closing Date Assets" shall mean the
net amount of those assets of Pictorial on the Closing Date under the captions "Cash," "Accounts Receivable-Net," "Inventories-Net" and "Prepaid Expenses," as determined in a manner consistent with the accounting practices used in preparing the unaudited balance sheet of Pictorial as at March 31, 2000 (the "March Balance Sheet") attached hereto as part of Schedule 3.11 except that (u) all intercompany amounts shall be excluded, (v) obsolescence policies for "Inventories-Net" shall be determined in accordance with the March Balance Sheet, (w) credit balances in "Accounts Receivables" shall be reclassified to "Accounts Payable-Trade and Other", (x) "Cash" shall include cash in bank accounts of Pictorial, any deposits in transit including amounts in transit from Pictorial to Pictorial's banks and any cash or checks in the possession of Pictorial on the Closing Date, (y) uncleared checks shall be reclassified

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to "Accounts Payable-Trade and Other" and (z) no amounts shall be included in respect of prepaid insurance.

                              (iii) "Closing Date Liabilities" shall mean the
net amount of those liabilities of Pictorial on the Closing Date under the captions "Accounts Payable - Trade and Other," "Deferred Revenue," "Accrued Payroll/Commissions," "Accrued Royalties," "Accrued Taxes," and "Other Current Liabilities," as determined in a manner consistent with the accounting practices used in preparing the March Balance Sheet, except that (t) all intercompany amounts shall be excluded, (u) credit balances in "Accounts Receivable" shall be reclassified to "Accounts Payable-Trade and Other," (v) no amounts shall be accrued in respect of stay bonuses payable to employees of Pictorial or for amounts payable to employees of Pictorial in the form of commission payments pursuant to agreements entered into in connection with the sale of the Company (the "PRIMEDIA Benefits"), which amounts shall be paid by Seller, (w) no amounts shall be included in respect of liabilities retained by Seller or for which Seller indemnifies Purchaser including, without limitation, the expenses of brokers, accountants and other advisers retained by Seller in connection with the transactions contemplated hereby, (x) "Accrued Taxes" shall exclude all Federal, state and local income taxes, (y) uncleared checks shall be reclassified to "Accounts Payable-Trade and Other" and (z) there shall be excluded from "Other Current Liabilities" any reserve for "Retained Medical Expenses" (as hereinafter defined).

                              (iv) "Deficiency" shall mean the amount, if any,
by which the Closing Date Assets are less than the Closing Date Liabilities as set forth on the Closing Date Statement as modified as a result of the resolution of any Disputed Items (as hereinafter defined).

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                              (v) "Excess" shall mean the amount, if any, by
which the Closing Date Assets are more than the Closing Date Liabilities as set forth on the Closing Date Statement as modified as a result of the resolution of any Disputed Items.

                  (b) Effect of Deficiency/Excess. The purchase price shall be reduced dollar-for-dollar by the amount of the Deficiency, if any, or increased dollar-for-dollar by the amount of the Excess, if any.

                  (c)         Delivery of Closing Date Balance Sheet.

                              (i) No later than ninety (90) days after the
Closing Date, Purchaser shall deliver to Seller the Closing Date Statement setting forth the Closing Date Assets and Closing Date Liabilities.

                              (ii) Seller shall have thirty (30) days from its
receipt of such statement to notify Purchaser of any objections to any item or items on the Closing Date Statement. Any such notice shall specify the item or items in dispute (a "Disputed Item" or "Disputed Items"). Any Disputed Item shall be resolved in the manner set forth in Section 1.03(d) below.

                              (iii) If either (A) Seller does not deliver to
Purchaser its objections in writing to the Closing Date Statement within thirty
(30) days of its receipt of such statement, (B) Seller acknowledges in writing that the Closing Date Statement is accurate or (C) Purchaser and Seller resolve all Disputed Items in accordance with Section 1.03(d) below, then the Closing Date Statement shall be final, binding and conclusive on all parties.

                  (d) Arbitration. If Purchaser and Seller shall be unable to resolve any Disputed Items within thirty (30) days after notice from Seller to Purchaser that a dispute exists, then Seller's independent accounting representative, Deloitte & Touche ("D&T"), and PricewaterhouseCoopers LLP, Purchaser's independent accounting representative ("PR") shall

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endeavor in good faith to resolve any Disputed Item(s). Either party may change its representative to any "big five" accounting firm other than D&T or PR at any time prior to the thirtieth (30th) day after any notice as set forth in the preceding sentence has been given, by notice in writing to the other party in which event the references in this Agreement shall be to such substitute representative. In the event that D&T and PR are unable to resolve the Disputed Item(s) within thirty (30) days, D&T and PR shall together, within ten (10) business days thereafter, appoint a representative from a "big five" accounting firm (other than D&T or PR) to arbitrate the dispute (the "Arbitrator"). Seller and Purchaser shall, within the next twenty (20) days thereafter, present their positions with respect to the Disputed Item(s) to the Arbitrator together with such other materials as the Arbitrator deems appropriate. The Arbitrator shall, after the submission of the evidentiary materials, submit its written decision on each Disputed Item to Seller and Purchaser. Any determination by the Arbitrator with respect to any Disputed Item shall be final, binding and conclusive on each party to this Agreement. Except as specifically set forth to the contrary in this Section 1.03(d) or specifically agreed to by the parties in writing, the Arbitrator shall comply with, and the arbitration shall be conducted in New York, New York in accordance with, the commercial arbitration rules of the American Arbitration Association ("AAA") as in effect for commercial arbitrations conducted in Manhattan by the AAA. Seller and Purchaser agree that the cost of the Arbitrator shall be borne one-half (1/2) by Seller and one-half (1/2) by Purchaser.

                  (e) Resolution of Deficiency/Excess. If it is finally determined pursuant to the provisions of this Section 1.03 that there is a Deficiency, then within ten (10) days after all Disputed Items with respect thereto have been resolved, Seller shall pay to Purchaser the amount of the Deficiency. If it is finally determined pursuant to the provisions of this
Section 1.03 that there is an

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Excess, then within ten (10) days after all Disputed Items with respect thereto have been resolved, Purchaser shall pay to Seller the amount of the Excess.

                  (f) Payment. All payments for the Deficiency or the Excess shall be made by wire transfer of immediately available funds to the account or accounts designated by Purchaser or Seller, as the case may be, within ten (10) days after the final determination thereof and shall be accompanied by a payment of simple interest thereon calculated at the annual rate of eight percent (8%) (assuming a 360 day year) from the Closing Date to the actual date of payment.

         ARTICLE II. CLOSING.

                  2.01 DATE OF CLOSING. (a) The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Seller, 745 Fifth Avenue, New York, New York 10151, at a time and on a date agreed to by the parties, which date shall be not less than three (3) business days and not more than ten (10) business days following the date on which the conditions set forth in Section 6.01 below have been satisfied. For purposes of this Agreement, all calculations to be made as of the Closing Date shall be made as of 11:59 p.m. on the Closing Date. The actual time and date of Closing are referred to herein as the "Closing Date."

                  (b) At the Closing: (i) the parties shall execute and deliver to each other the documents referred to in Sections 6.02 and 6.03 hereof; and (ii) Purchaser shall deliver to the Seller the purchase price.

         ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER.

                  Seller represents and warrants to Purchaser as follows:

                  3.01 ORGANIZATION OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred

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to in this Agreement that Seller is executing and delivering (the "Seller's
Additional Agreements") and to carry out the transactions contemplated hereby and thereby. Pictorial is in good standing and qualified to do business in each jurisdiction where the nature of its businesses requires such qualification except where the failure to be in good standing or to be so qualified would not have a Material Adverse Effect. A "Material Adverse Effect" shall mean an effect on the business, assets or condition (financial or otherwise) of Pictorial excluding any adverse effects arising out of or resulting from changes in the general economy or the reaction of employees, suppliers or customers to (i) Seller's entering into of this Agreement, (ii) the announcement thereof or (iii) the consummation of the transactions contemplated hereby; provided that Material Adverse Effect shall include breaches of contracts resulting from Seller's entering into this Agreement.

                  3.02 CAPITALIZATION OF COMPANY AND TITLE TO SHARES. (a) The authorized capitalization of the Company consists of the amounts set forth on Schedule 3.02 attached hereto, of which the Shares are the only issued and outstanding securities. The Shares have been duly and validly authorized and issued, are fully paid and non-assessable and are subject to no preemptive rights. There are not outstanding: (i) any options, warrants or other rights to purchase any capital stock of the Company; (ii) any securities convertible into or exchangeable for shares of capital stock of the Company; or (iii) any other commitments of any kind to which the Company is party, or by which the Company is bound, for the issuance of any additional securities.

                  (b) Seller has good and valid title to the Shares free and clear of any lien, claim, charge, encumbrance, mortgage, pledge or security interest of any kind ("Lien"), and free and clear of any covenant, condition, restriction, voting trust arrangement or adverse claims.

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                  3.03        PICTORIAL. (a) Other than Pictorial, as of the
Closing Date the Company will not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company or other entity.

                  (b) The authorized capital stock and issued and outstanding shares of Pictorial is as set forth on Schedule 3.03. The Company is the owner, beneficially and of record, of all the issued and outstanding shares of Pictorial (the "Pictorial Shares"), as set forth on Schedule 3.03. The Pictorial Shares have been duly and validly authorized and issued, are fully paid and non-assessable and are subject to no preemptive rights. There are not outstanding: (i) any options, warrants or other rights to purchase any capital stock of Pictorial; (ii) any securities convertible into or exchangeable for shares of capital stock of Pictorial; or (iii) any other commitments of any kind to which Pictorial is a party, or by which it is bound, for the issuance of any additional securities.

                  (c) The Company has good and valid title to the Pictorial Shares free and clear of any Liens and free and clear of any covenant, condition, restriction, voting trust arrangement or adverse claims.

                  3.04 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by Seller of this Agreement and Seller's Additional Agreements and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Seller. This Agreement and Seller's Additional Agreements have been duly executed and delivered by Seller and constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such

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enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

                  3.05 NO CONFLICTS. Except as set forth on Schedule 3.05, assuming compliance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), neither the execution, delivery or performance of this Agreement or any of Seller's Additional Agreements, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with the terms and provisions hereof or thereof, will (i) conflict with the Certificate of Incorporation or By-Laws of any of Seller, the Company or Pictorial, (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which any of Seller, the Company or Pictorial is a party or by which any of the foregoing is bound; (iii) constitute a violation by any of Seller, the Company or Pictorial of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to any of the foregoing, the Shares or the Pictorial Shares; or (iv) result in the creation of any Lien upon any of the Shares or the Pictorial Shares; except, in the case of clauses (ii) and
(iii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration of performance which, taken as a whole, would not have a Material Adverse Effect.

                  3.06 NO CONSENTS. No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any governmental authority, commission, board, or agency is required to authorize, or is required in

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connection with, the execution, delivery or performance by Seller of this
Agreement or any of Seller's Additional Agreements other than filings required under the HSR Act and except as would not have a Material Adverse Effect.

                  3.07 COMPLIANCE WITH LAWS; REQUIRED PERMITS. (a) Pictorial is in compliance with all applicable statutes, laws, rules, regulations, orders and ordinances of any governmental authority, as such laws apply to Pictorial except such as would not have a Material Adverse Effect.

                  (b) Pictorial has obtained all permits, licenses, governmental approvals and other consents required for the conduct of its business as presently conducted except for those permits, licenses, governmental approvals and other consents the failure of which to obtain would not have a Material Adverse Effect, and the same are in full force and effect and not scheduled to expire within 90 days after the date hereof except where the failure to be in full force and effect or the expiration of which would not have a Material Adverse Effect. No issuer of such permits, licenses, approvals or consents has taken any action or, to Seller's knowledge, expressly threatened to take any action except for such action which would not have a Material Adverse Effect.

                  3.08 LITIGATION. Except as set forth on Schedule 3.08 attached hereto, on the date hereof, there are no actions, suits, inquiries, proceedings or investigations pending or, to Seller's knowledge, expressly threatened before any court or governmental or administrative body or agency (a) against Pictorial which, if decided adversely to Pictorial would have a Material Adverse Effect, (b) would materially limit Pictorial's ability to conduct its business substantially as heretofore conducted or (c) against Seller relating to the transactions contemplated by this Agreement or the Seller's Additional Agreements.

                  3.09 NO BROKERS. Seller has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions

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contemplated by this Agreement for which the Company or Pictorial is liable other than the fees and expenses of Morgan Stanley & Co. which will be borne by Seller.

                  3.10 ORGANIZATION AND AUTHORITY. Each of the Company and Pictorial is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the full corporate power and authority to carry on its business as currently conducted. True and complete copies of the Certificate of Incorporation and By-Laws of each of the Company and Pictorial, as amended to date, have heretofore been made available to Purchaser.

                  3.11        FINANCIAL STATEMENTS. (a) Attached hereto as
Schedule 3.11 are: (a) the unaudited statements of income for Pictorial for each of the years ended December 31, 1998 and December 31, 1999 and for the three month period ended March 31, 2000; and (b) the unaudited balance sheets of Pictorial as at December 31, 1998, December 31, 1999 and March 31, 2000 (collectively, the "Financial Statements"). The Financial Statements have been prepared from books and records maintained by Pictorial consistent with past practice and in accordance with generally accepted accounting principles ("GAAP"), except (a) that the Financial Statements do not include footnotes, (b) any of the Financial Statements dated through or as at March 31, 2000 do not include year end adjustments and (c) as set forth in Schedule 3.11. The Financial Statements fairly present, in all material respects, the financial condition of Pictorial for the periods and as of the dates indicated and the results of operations for the periods then ended. The books and records of Pictorial have been kept and will be kept to the Closing Date, in reasonable detail in accordance with GAAP and fairly and accurately reflect, in all material respects, and will fairly and accurately reflect, in all material respects, to the Closing Date all of the transactions of Pictorial.

                  (b) As of the Closing Date, the Company shall have no assets other than the Pictorial Shares.

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                  3.12        UNDISCLOSED LIABILITIES. Except for liabilities:
(a) set forth on the Financial Statements; (b) as set forth on Schedule 3.12 attached hereto; (c) of a type which are the subject matter of any other representation (without regard to specific exclusions from such representation) in this Article III or in Article VIII; or (d) incurred in the ordinary course of business consistent with past practice since March 31, 2000, Pictorial is not subject to any liability, whether absolute, accrued, contingent or otherwise and whether due or to become due, which would have a Material Adverse Effect.

                  3.13 INTELLECTUAL PROPERTY. Schedule 3.13 attached hereto contains a complete and correct list of all registrations and applications for patents, material copyrights, trade marks and service marks owned by Pictorial as of the date hereof. For purposes hereof, "Intellectual Property Rights" shall include all patents, copyrights, trademarks, service marks, trade names, corporate names, domain names (together with all trade dress, unregistered trade dress, logos and other identifying symbols, names or marks, copyrights, works of authorship (including without limitation, compilations and sequences), source codes, object codes, inventions (including improvements and modifications thereof through the date hereof), processes, designs, formulas, semiconductor mask works, trade secrets, industrial models, engineering and technical drawings, prototypes, improvements, discoveries, technology, know-how, and other intellectual or intangible property and/or property rights or interests of Pictorial, in each case exclusive of the Software (as hereinafter defined)). Pictorial solely owns the patents, copyrights and trademarks listed on Schedule 3.13, free and clear of all material licenses, liens, charges or encumbrances, except as specified in
Schedule 3.13. Except as disclosed in Schedule 3.13, Pictorial owns, or possesses the right to use without payment to others, all Intellectual Property Rights necessary for the conduct of its business as heretofore conducted except such as would not have a Material Adverse Effect. To Seller's knowledge, there

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are no material infirmities concerning the validity of any of the material
Intellectual Property Rights, and no material infringements, misappropriations, or dilutions by any third parties upon any Intellectual Property Rights, nor are there any outstanding orders, judgments, injunctions, legal or governmental proceedings or stipulations restricting the ownership or use of the Intellectual Property Rights by Pictorial. To Seller's knowledge, there is no material conflict with or infringement by Pictorial of the rights of others with respect to the ownership and use by Pictorial of the Intellectual Property Rights by Pictorial, and as of the date hereof, there are no pending proceedings or notices of proceedings to oppose, cancel, or otherwise defeat or invalidate Pictorial's rights to the Intellectual Property Rights in any jurisdiction, and to Seller's knowledge, none are threatened. Pictorial has taken all reasonably necessary measures to protect and preserve the validity and enforceability of the material Intellectual Property Rights and the goodwill associated therewith.

                  3.14        CONTRACTS AND COMMITMENTS.

                  (a) Schedule 3.14 (a) attached hereto lists: (i) all contracts or commitments whether written or oral that require the expenditure of, or involve the receipt of, more than One Hundred Fifty Thousand Dollars ($150,000) in any consecutive twelve month period after the date hereof by Pictorial, other than those terminable on not more than ninety (90) days notice without penalty; (ii) all agreements governing long term indebtedness or any guarantee thereof to which Pictorial is a party; (iii) all material licensing agreements with third parties to which Pictorial is a party; (iv) all real property leases to which Pictorial is a party, (v) all agreements under which Pictorial agrees to deal exclusively with, or not deal with, any party and (vi) all agreements under which Pictorial agrees to refrain from competing with any party or in any product line or geographic area (collectively, "Material Contracts").

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                  (b)         Pictorial has not obtained any letter of credit or
given any irrevocable power of attorney that is outstanding or will be in effect on the Closing Date to any person, firm or corporation for any purpose whatsoever.

                  (c) Pictorial is not in default, nor to Seller's knowledge is there any basis for any claim of default, nor to Seller's knowledge is any other party in default, under any of the Material Contracts, except such claim or default as would not be reasonably likely to have a Material Adverse Effect. All of such Material Contracts are in full force and effect and are valid and enforceable against Pictorial.

                  (d) Seller has heretofore delivered or made available to Purchaser true and correct copies of all of the Material Contracts.

                  (e)         Schedule 3.14(e) attached hereto lists the top ten
(10) customers of Pictorial for the four fiscal quarters ended December 31, 1999 based on Pictorial's revenues during such period (the "Material Customers") and a classification of the products and services from which such revenues were derived as either training or software products and services. As of the date hereof, Pictorial has not received any written notice and to Seller's knowledge, any oral notice, from any Material Customer that such Material Customer intends to stop doing business with Pictorial or to materially reduce its purchases from Pictorial.

                  3.15        EMPLOYEE BENEFITS.

                  (a)         Schedule 3.15 hereto lists:

                              (i) all written employment or severance agreements
with any employee of Pictorial (other than the PRIMEDIA Benefits) and collective bargaining or other labor agreements covering any employees of Pictorial;

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                              (ii) Each "employee benefit plan" as such term is
defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or comparable provisions of foreign law, that is covered by ERISA and that is maintained for the benefit of any employee of Pictorial (a "Plan"; collectively, the "Plans"); and

                              (iii) Each written plan or arrangement not subject
to ERISA maintained for the benefit of any employee of Pictorial which provides for retirement benefits, termination payments, deferred compensation, bonuses, stock options, employee insurance coverage or any similar compensation or welfare benefit plan (individually, an "Employee Benefit Program"; collectively, the "Employee Benefit Programs") (other than the PRIMEDIA Benefits).

                  (b) To the knowledge of Seller, each Plan and Employee Benefit Program has been maintained and administered at all times in compliance with all applicable laws, rules and regulations, including but not limited to ERISA and the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), applicable to such Plan and Employee Benefit Program, except such failure to comply as would not have a Material Adverse Effect.

                  (c) To the knowledge of Seller, no "reportable event" (as such term is used in Section 4043 of ERISA), "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the Code) or "accumulated funded deficiency" (as such term is used in Section 412 or Section 4971 of the Code) has heretofore occurred with respect to any Plan and there exists no condition or set of circumstances which could result in a "reportable event", except such as would not have a Material Adverse Effect.

                  (d) Pictorial has not contributed to or participated in any pension plan which is a "multi-employer plan," as defined in Section 3(37) of ERISA ("Multiemployer Plan").

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                  (e)         To the knowledge of Seller, no litigation or
administrative or other proceedings involving a Plan or Employee Benefit Program have occurred or have been threatened in writing.

                  (f) Except for the PRIMEDIA Benefits or as set forth on Schedule 3.15 hereto, there are no written employment, stay bonus or severance agreements with any employee of Pictorial.

                  (g) Complete and correct copies of all Plans and Employee Benefit Programs listed in Schedule 3.15 hereto, heretofore have been delivered or otherwise been made available to Purchaser.

                  3.16 ABSENCE OF CERTAIN CHANGES. Except as and to the extent set forth in Schedule 3.16 attached hereto, since March 31, 2000, Pictorial has not:

                  (a) incurred any obligations or liabilities of more than $50,000 (whether absolute, accrued or contingent and whether due or to become due) except in the ordinary course of business consistent with past practice;

                  (b) written off as uncollectible any notes or accounts receivable or any portion thereof except in the ordinary course of business consistent with past practice;

                  (c) sold or transferred any properties or assets, real, personal, fixed, tangible or intangible except in the ordinary course of business consistent with past practice;

                  (d) made any capital expenditures or commitments for capital assets that are material to Pictorial;

                  (e) made any change in any accounting practice, principle, policy or method, except as required by law or a change in accounting standards;

                  (f) reduced insurance coverage in any manner that is material to Pictorial;

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                  (g)         (i) entered into any written employment, deferred
compensation or other similar agreement (or any amendment to any such existing agreement), (ii) amended any of the Plans described on Schedule 3.15 annexed hereto or (iii) granted any increases in compensation, bonus or other benefits payable to any employee of Pictorial other than scheduled increases in the ordinary course of business; or

                  (h) agreed, whether in writing or otherwise, to take any action referred to in this Section 3.16 in the future.

                  3.17 TRANSACTIONS WITH AFFILIATES. Except as described on Schedule 3.17, (a) there are no services currently being provided to Pictorial by Seller or any affiliate of Pictorial that are material to Pictorial and (b) for the past two (2) years there have been no transactions between Pictorial and Seller or any affiliate of Pictorial that are material to Pictorial.

                  3.18 INSURANCE. Schedule 3.18 hereto contains a list and brief description of all policies or binders of insurance held by or on behalf of Pictorial, or providing coverage for any of the properties or assets used in connection with the business of Pictorial (in each case specifying the insurer, the amount of coverage, the type of insurance).

                  3.19        ENVIRONMENTAL MATTERS. (a) Except as set forth in
Schedule 3.19, Pictorial has not, within the two year period prior to the date hereof, engaged in any operation upon any real property leased or owned by Pictorial on which any Hazardous Materials (as hereinafter defined) have been handled, manufactured, treated, stored, used or generated by Pictorial during the same two year period, except for such quantities handled, manufactured, treated, stored, used or generated in connection with the normal operation and maintenance of such property in the ordinary course of the business of Pictorial and except for such activity as would not be reasonably likely to have a Material Adverse Effect.

                  (b) Except as set forth in Schedule 3.19, Pictorial is not a party to any litigation in which it is alleged, nor has Pictorial received written notice of any allegation or investigation of the possibility, that it or any of its assets is subject to any liability, clean-up or other obligation arising out of or relating to any discharge, or the storage, handling or disposal, of any Hazardous Material, except such as the allegation or investigation would not have a Material Adverse Effect.

                  (c) Except as set forth in Schedule 3.19, Pictorial is in compliance with all Environmental Laws (as hereinafter defined) relating to its leased or owned real properties, except such as would not have a Material Adverse Effect. Except as set forth in Schedule 3.19, within the two year period prior to the date hereof, Pictorial has not received any written communication relating to any of its owned or leased real property, from any governmental authority alleging that Pictorial is not in such full compliance and, to Seller's knowledge, there are no circumstances that are reasonably likely to prevent or interfere with such compliance in the future, except such as would not have a Material Adverse Effect.

                  (d) "Environmental Claim" means any notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, remedial activity or removal costs, government response costs, natural resource damages, property damages, personal injuries, fines or penalties) arising out of, based on, or resulting from: (i) the presence, or release into the environment, of any Hazardous Materials at any location, whether or not owned by Pictorial; or (ii) circumstances forming the basis of any violation, of any Environmental Laws.

                  (e) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, disposal, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  (f) "Hazardous Materials" means any material defined as a "hazardous substance" under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

                  3.20 PROPERTY.          (a) Pictorial has good and marketable
title to, or a valid and binding leasehold interest in, the material personal property pertaining to its business, including, without limitation, all that reflected on the Financial Statements, except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of the Financial Statements, all free and clear of all defects, liens, charges and other encumbrances, except (i) as set forth on Schedule 3.20; (ii) as disclosed in the Financial Statements; (iii) liens for taxes, assessments and other governmental charges not yet due and payable or, if due, (A) not delinquent or
(B) being contested in good faith by appropriate proceedings; (iv) mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due; (v) liens or title retention arrangements arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (vi) other liens, charges or other encumbrances which would not have a Material Adverse Effect.

                  (b) Pictorial owns no real property and has no ownership interest, directly or indirectly, in any real property. Schedule 3.20 contains a true and complete list of all leases, subleases or other agreements under which Pictorial is lessee or sublessee or lessor or sublessor of real property. Except as set forth on Schedule 3.20, Pictorial enjoys peaceful and undisturbed possession under all such real property leases, and all such real property leases are valid and in full force and effect except where the failure to enjoy peaceful and undisturbed possession or for such leases to be in full force and effect would not have a Material Adverse Effect. Neither Pictorial, nor, to the knowledge of Seller, any other party to any such real property lease, is in breach of any material term or provision thereof except for such breaches which would not have a Material Adverse Effect. All improvements on the real property leased by Pictorial conform to all applicable laws, ordinances, regulations and orders, including, without limitation, those applicable to zoning and the maintenance of working conditions for labor except for those failures to conform which would not have a Material Adverse Effect. Except as disclosed in Schedule 3.20, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect Pictorial's right to use those leased properties after the Closing for the same purposes and to the extent they were used by Pictorial prior to the date of this Agreement except as would not have a Material Adverse Effect.

                  3.21 SOFTWARE. (a) Schedule 3.21(a) hereto contains a true, complete and accurate list and summary description of (i) all computer software owned by Pictorial, ("Proprietary Software") and (ii) all computer software licensed by Pictorial for use in connection with the business of Pictorial, other than off-the-shelf software licensed to Pictorial which is not material to the operation of Pictorial's business or the services provided by Pictorial ("Off-the-Shelf Software")(both the owned and licensed software referenced in clauses (i) and (ii), excluding the Off-the-Shelf-Software, are hereinafter referred to collectively as the "Software"). Pictorial either owns or has a valid license to use all of the Software. Pictorial is the exclusive licensee of the Software indicated on Schedule 3.21(a) as being exclusively licensed by Pictorial. The Software constitutes the only material computer software necessary for the operation of Pictorial's business. All Off-the-Shelf Software used by Pictorial is, to Seller's knowledge, freely and commercially available on an over-the-counter basis and has been acquired by Pictorial through normal business channels.

                  (b) Pictorial has provided to the Purchaser true and complete copies of all material licenses, leases, contracts and other written instruments, including without limitation, material maintenance, enhancement, and service agreements, granting Pictorial rights in any Software and/or source codes thereof which are not owned by Pictorial (collectively, the "Software Contracts"), all of which Software Contracts are legally valid and binding and enforceable against Pictorial in accordance with their respective terms. To Seller's knowledge, all outstanding invoices more than 60 days' due are paid with respect to all of the Software Contracts. Neither Pictorial, nor, to Seller's knowledge, any other party thereto, is or is alleged to be in violation of any material term or provisions of any Software Contract. To Seller's knowledge, there is no material unlicensed or non-rightful use by Pictorial of any Off-the-Shelf Software. The use of the Software by Pictorial does not to Seller's knowledge, in any manner, materially infringe any rights of any third parties.

                  (c) Except as set forth in Schedule 3.21(c), all source codes relating to the Proprietary Software which are material to the business of Pictorial (the "Owned Source Codes") are in the possession of Pictorial and Pictorial has not granted any right, title, interest or license covering any future period, with respect to any of the Owned Source Codes. Portions of such Owned Source Codes are deemed to be trade secrets of Pictorial, and to Seller's knowledge, no third party has misappropriated any copy of any material portion of the Owned Source Codes.

                  (d) Pictorial owns in respect of all Proprietary Software and has possession of all of Pictorial's material documentation in existence at the time, including with respect to source codes, object codes and engineering change notices. Pictorial has delivered to the Purchaser copies of all material licenses by Pictorial in the past three (3) years related to any Proprietary Software. Seller knows of no material liability as a result of asserted claims related to any warranties therein.

         ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser represents and warrants to Seller as follows:

                  4.01 ORGANIZATION OF PURCHASER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate power and authority to enter into this Agreement and the other agreements and instruments referred to in this Agreement that Purchaser is executing and delivering (the "Purchaser's Additional Agreements") and to carry out the transactions contemplated hereby and thereby.

                  4.02 AUTHORIZATION OF AGREEMENT. The execution, delivery and performance by Purchaser of this Agreement and Purchaser's Additional Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate and stockholder action of Purchaser. This Agreement and Purchaser's Additional Agreements have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.

                  4.03 NO CONFLICTS. Assuming compliance with notification requirements of the HSR Act, neither the execution, delivery or performance of this Agreement or any of Purchaser's Additional Agreements, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with the terms and provisions hereof or thereof will: (i) conflict with the Certificate of Incorporation or By-Laws of Purchaser; (ii) conflict with, or result in the breach or termination of, or constitute a default (or with notice or lapse of time or both, constitute a default) under or result in the termination or suspension of, or accelerate the performance required by any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument to which Purchaser is a party or by which Purchaser is bound; or (iii) constitute a violation by Purchaser of any law or statute or any judgment, ruling, order, writ, injunction, decree, rule or regulation of any court or governmental authority applicable to Purchaser; except, in the case of clauses (ii) and (iii) above, for such conflicts, defaults, breaches, terminations, suspensions or acceleration, of performance which, taken as a whole, would not have a material adverse effect on the business, assets or condition (financial or otherwise) of Purchaser.

                  4.04 NO CONSENTS. No order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or notice to, or exemption by, any governmental authority, commission, board, or agency is required to authorize, or is required in connection with, the execution, delivery or performance by Purchaser of this Agreement or any of Purchaser's Additional Agreements other than filings required under the HSR Act.

                  4.05 LITIGATION. There are no actions, suits, inquiries, proceedings or investigations pending, or, to Purchaser's knowledge, threatened before any court or governmental or administrative body or agency against Purchaser relating to the transactions contemplated by this Agreement or the Purchaser's Additional Agreements.

                  4.06 NO BROKERS. Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions in connection with the transactions contemplated by this Agreement.

                  4.07 INVESTMENT PURPOSE. (a) Purchaser is purchasing the Shares and the Pictorial Shares for its own account for investment purposes and not with a view toward distribution or re-sale in violation of the Securities Act of 1933, as amended (the "Securities Act"), and all other applicable securities laws, rules or regulations.

                  (b) Purchaser acknowledges that none of the Shares or the Pictorial Shares have been registered under federal law or qualified under state law, but rather have been offered for sale in accordance with certain exemptions under applicable law and that the Shares and the Pictorial Shares may not be resold by it unless they are subsequently registered or qualified under applicable law, or an exemption from registration and qualification is then available.

                  4.08 PURCHASER'S EXAMINATION. (a) Purchaser is not relying on any forecasted operating results or budgets of Pictorial prepared by or on behalf of Seller; and

                  (b) Purchaser acknowledges and agrees that no representation or warranty has been or is being made by Seller except as expressly set forth in this Agreement and that no representation or warranty is being made by Seller as to the future operations or prospects of the Company or Pictorial.

                  4.09 FINANCIAL ABILITY. The Purchaser has cash available or has existing borrowing facilities that are sufficient to enable it to consummate the transactions contemplated by this Agreement.

                  ARTICLE V. FURTHER AGREEMENTS OF THE PARTIES.

                  5.01 EXPENSES. Purchaser and Seller shall bear their own respective expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby and in connection with all obligations required to be performed by each of them under this Agreement except as may otherwise be provided herein.

                  5.02 RESIGNATIONS. On the Closing Date, Seller shall cause all directors of the Company and Pictorial to resign and shall cause any officers that are not employees of the Company or Pictorial to resign as officers of the foregoing.

                  5.03 EMPLOYEES. (a) Following the Closing, each employee of Pictorial shall be employed at no less than the wage or salary, commission and bonus formula of that employee in effect on the Closing Date. For a period of two (2) years from the Closing, Purchaser shall provide to those employees employed by Pictorial on the date prior to the Closing Date ("Pictorial Employees"; individually, a "Pictorial Employee") either (i) the employee benefit programs it provides to other employees in its similar United States operations or (ii) employee benefits programs that are at least as beneficial as those in effect prior to Closing for such Pictorial Employee; provided that nothing herein shall limit the right of Purchaser to terminate any Pictorial employee on or after the Closing Date.

                  (b) Purchaser shall, as to all Pictorial Employees, cause its insurance carriers and benefit plan administrators or trustees to: (i) recognize service with Pictorial (and any predecessors or subsidiary of Seller) prior to Closing ("Prior Service") for purposes of eligibility to enroll in its welfare plans (e.g. its life, medical, dental, accident, disability and similar benefit plans); and (ii) provide each Pictorial Employee with credit for amounts paid out-of-pocket by such Pictorial Employee in plan year 2000 under the PRIMEDIA Medical and Dental Plans in satisfying any deductible or out-of-pocket limit requirements.

                  (c) Purchaser shall recognize Prior Service for all Pictorial Employees for purposes of determining entitlement to vacation and sick leave as employees under its applicable vacation and sick leave policies. Purchaser shall recognize Prior Service for purposes of determining entitlement to and the amount of any severance benefits which may be payable by Purchaser to any

Pictorial Employee. Purchaser shall pay to any Pictorial Employee who has a written agreement regarding severance, the amount set forth therein or, in the absence of a written agreement with such Pictorial Employee, for a period of one
(1) year from the Closing Date, Purchaser shall pay to any Pictorial Employee that is terminated "without cause," severance in an amount no less than the amount payable consistent with Pictorial's practices as set forth on Schedule 3.15.

                  (d) Purchaser shall recognize Prior Service for all Pictorial Employees for purposes of eligibility and vesting, but not for benefit accrual, under each benefit program that provides pension, savings, or other deferred benefits which is adopted, maintained, or contributed to by Purchaser or any of its affiliates to the extent Pictorial Employees participate or are eligible for participation after the Closing.

                  (e) Purchaser agrees to assume the obligations to continue to offer to former employees of Pictorial and their dependents, or dependents of employees of Pictorial prior to the Closing, health care benefits in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  (f) Seller assumes the obligation to pay any medical and dental expenses incurred by employees of Pictorial on or prior to the Closing Date and that are to be reimbursed by Pictorial to the administrators of a medical or dental plan under any self-insured arrangements in which Pictorial participates, but not reimbursed to the administrators prior to the Closing Date (the "Retained Medical Expenses"). The obligation to pay such expenses incurred after the Closing Date shall be assumed by Purchaser.

                  (g) Seller shall pay any stay bonuses payable to Pictorial Employees.

                  5.04 FURTHER ASSURANCES. Each of Purchaser and Seller shall execute such documents and other papers and take such further actions as the other party may reasonably request in order to carry out the provisions hereof and the transactions contemplated hereby, including without limitation to obtain any consents from any party to any Material Contract which is required in connection with the transactions contemplated hereby, provided that such obligation shall not require the expenditure of money by Seller other than expenses incurred in the ordinary course of obtaining such consents. The parties shall cooperate with each other in connection with any litigation relating to the Company or Pictorial, including providing reasonable access to books and records and employees (current or former); provided that in no event shall either party be required to make any expenditure of money in connection therewith.

                  5.05 CORRESPONDENCE. Each party will promptly remit to the other party any correspondence or amounts received by it which properly belong to the other party.

                  5.06 RECORD RETENTION. Each party shall maintain the agreements, documents, books, records and files relating to the Company and Pictorial (collectively, "Records") for a period of six (6) years following the Closing Date. From and after the Closing Date, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours and upon reasonable prior written notice, Records relating to periods prior to the Closing Date, and shall permit such persons to examine and copy, at such persons' sole cost and expense, such Records to the extent reasonably requested by the other party as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms or the defense of any claim or assessment. The parties agree to cooperate so that such access does not unreasonably disrupt the normal operations of Purchaser or Seller.

                  5.07 REGULATORY AND OTHER AUTHORIZATIONS. (a) Each of Purchaser and Seller shall use its reasonable best efforts to obtain all governmental authorizations of all governmental entities that may be or become necessary for its respective execution and delivery of, and the respective performance of its obligations pursuant to, this Agreement. Purchaser and Seller shall use their reasonable best efforts to file within five (5) business days after the date hereof but in any event not later than ten (10) business days after the date hereof, their respective Notification and Report Forms under the HSR Act with respect to the transactions contemplated hereby and shall request early termination of the waiting period applicable to such filings under HSR. Each of Purchaser and Seller agrees to respond as promptly as practicable to any request for additional information or documentary material made pursuant to the HSR Act. Purchaser and Seller agree to use their reasonable best efforts to avoid or eliminate each and every impediment under any antitrust law that may be asserted by the Federal Trade Commission or the Department of Justice so as to enable the parties to close the transactions contemplated hereby.

                  (b) Anything in this Agreement to the contrary notwithstanding, in connection with the obtaining of any necessary governmental authorizations (including, without limitation, in connection with the HSR Act or any other antitrust laws), no party hereto or any of their affiliates will be required to agree to or consent to divest or hold separate any business or assets or agree to or consent to any other terms or conditions which it determines are adverse to its interests.

                  5.08 CONDUCT OF BUSINESS PENDING THE CLOSING. From the date hereof until the Closing, except as otherwise contemplated by this Agreement, Seller shall cause Pictorial to use its reasonable efforts to maintain and preserve intact its business and to maintain its ordinary and customary relationships with its suppliers, customers and others having business relationships with it. Without limiting the foregoing, the Seller shall have no liability or obligation to renew or continue any agreement when such renewal or continuance would not result in commercially reasonable terms. From the date hereof until the Closing, except as otherwise contemplated by this Agreement, Seller shall cause Pictorial to operate its business in substantially the same manner as it had been regularly conducted prior to the date hereof and will cause Pictorial not to, without the prior written approval of Purchaser or as otherwise contemplated by this Agreement or Schedule 5.08, take any of the following actions:

                  (a) amend the charter or by-laws of Pictorial, or issue or agree to issue any additional shares of capital stock of any class or series, or any securities convertible into or exchangeable for shares of capital stock, or issue any options, warrants or other rights to acquire any shares of capital stock;

                  (b) sell, transfer or otherwise dispose of or encumber any of the properties or assets pertaining to the business of Pictorial, other than (A) in the ordinary course of business or (B) any obsolete inventory or equipment which is not material to the business of Pictorial;

                  (c) except with respect to endorsement of negotiable instruments in the ordinary course of business, incur, assume or guarantee any indebtedness for borrowed money other than (A) purchase money borrowings, (B) refundings of existing indebtedness or (C) such guarantees of Seller's indebtedness as will be released pursuant to Section 5.12; or

                  (d) grant any increase in the compensation of officers or employees of Pictorial except for increases (i) in the ordinary course of business and consistent with past practice or (ii) as required by any Benefit Plan.

                  5.09        NO SHOP.    From the date hereof until the Closing
or until the date that this Agreement is terminated pursuant to Section 9.01 below, Seller agrees that neither Seller nor its representatives or agents will entertain, negotiate or enter into any agreement for, or take any steps to consummate the sale or disposition of the Shares or the Pictorial Shares or any material portion of the assets of the Company or Pictorial with any person other than Purchaser and its representatives.

                  5.10        NO DISCLOSURE.    Each of Purchaser and Seller
agree that it shall not make any public announcement or issue any press release in connection with the transactions contemplated hereby, except as provided in this Section 5.10 and except if Purchaser or Seller (i) is ordered to make such disclosure by a court of competent jurisdiction or (ii) is advised by legal counsel that such disclosure is required under applicable laws or the rules and regulations of any stock exchange upon which Purchaser's or Seller's securities are traded, in which case the party making the required disclosure shall inform the other party as to the timing and contents of such disclosure prior to making such disclosure. Purchaser and Seller shall jointly agree upon and approve a press release to be issued on or about the date hereof and/or on or about the Closing Date, as mutually determined by the parties hereto. Any subsequent press release or public announcement made by either party hereto after approval of any such press release shall be consistent with (including in scope) the mutually agreed upon press release or releases.

                  5.11        BANK ACCOUNTS.    On or prior to the Closing Date,
Seller shall withdraw from the bank accounts of the Company and Pictorial all cash deposited therein and shall disengage all bank accounts of the Company and Pictorial from those of Seller and its affiliates. Purchaser shall cause the Company and Pictorial to honor and cause to be paid all checks written on such accounts prior to the Closing Date.

                  5.12        RELEASE OF GUARANTEES.    Effective as of the
Closing Date, Seller shall obtain a release of any guarantees and pledges of assets of Pictorial entered into or given by the Company or Pictorial to secure the indebtedness of Seller or any of Seller's subsidiaries other than the Company and Pictorial.

                  5.13        TRANSFER TAXES.    Purchaser shall pay any state
or local sales, transfer or like Taxes payable in connection with the transactions contemplated pursuant to this Agreement.

                  5.14        COVENANT NOT TO COMPETE.    Seller agrees that for
a period of fifteen (15) years from and after the date hereof (the "Non-Compete Period"), Seller shall not and shall cause its subsidiaries not to own, acquire, manage, operate, control or participate in the ownership, management, operation or control of any company or other entity (in each case, a "Competing Entity"), which engages in any of the following businesses, in each case, in the United States, (x) providing (i) insurance training programs and (ii) securities training programs that compete with those of Pictorial and (y) providing (i) insurance licensing and compliance products and (ii) securities licensing and compliance products that compete with those of Pictorial (any of the foregoing is hereinafter referred to as a "Competing Product Line").

                  Notwithstanding the foregoing, nothing shall prohibit Seller or its subsidiaries from: (a) owning less than ten percent (10%) of the equity or similar financial interest of such a Competing Entity; (b) acquiring any corporation or entity that owns, acquires or participates in the business of a Competing Product Line, provided that not greater than fifteen percent (15%) of the annual revenues of such entity in either the calendar year immediately preceding its acquisition by Seller or its subsidiaries or, as a result of a disposition or dispositions of certain product lines, in the calendar year immediately succeeding such acquisition, are derived from the Competing Product Line; or (c) the continued operation of any business being conducted by Seller or any of its subsidiaries substantially as conducted on the date hereof. In addition, notwithstanding the foregoing, after five (5) years from the date hereof, nothing shall prohibit: (a) Seller or its subsidiaries from acquiring any Competing Entity or (b)(i) Primedia Workplace Learning L.P. or (ii) any other entity acquired at any time after the date hereof by Seller or any of its subsidiaries, from developing or owning any

Competing Product Line. During the Non-Compete Period, Seller further agrees not to interfere with, disrupt or attempt to disrupt any relationship existing as of the date hereof, contractual or otherwise, between Pictorial and any of its customers or clients or other persons with whom it deals; except that nothing herein shall prohibit Seller from engaging in normal competitive practices for companies engaged in Competing Product Lines if such competition is not otherwise prohibited by this Agreement. In addition, for a period of three (3) years from the date hereof, Seller agrees not to solicit for employment, attempt to employ or assist any other entity in employing or soliciting for employment any employee or executive of Pictorial as of the Closing Date who is at that time employed by Pictorial; provided that Seller may hire any such person who contacts it on his or her own initiative without any solicitation by or encouragement from Seller and a general solicitation by advertisement in a newspaper or trade publication shall not constitute direct or indirect solicitation for purposes of this paragraph.

                  5.15        GUARANTEES, JOINT OBLIGATIONS.  To the extent that
(x) Seller or any of its subsidiaries is a guarantor of any obligations of Pictorial to any third party, including, without limitation, obligations of Pictorial under any equipment lease or contract, or (y) Seller or any of it subsidiaries is jointly liable with Pictorial on any contract, Purchaser and Seller agree that (i) as soon as practicable after the Closing Date they shall use their respective reasonable commercial efforts (without any expenditure of monies) to have Seller or any of its subsidiaries released from all such guarantees and (ii) Purchaser shall be solely responsible for the breach of any such contract to the extent that such breach arises from the conduct of the business of Pictorial from and after the Closing Date. In the event Seller and Purchaser are unable to obtain the release of any guarantees, Purchaser shall indemnify and hold harmless Seller and its subsidiaries from and against any and all loss, liability or damage arising out of or relating to its obligations under such guarantees. Notwithstanding the foregoing, in the event that any of the leases guaranteed by Seller or any of its subsidiaries contain an option to renew, Purchaser shall not renew such lease without having Seller and/or its respective subsidiaries released from such guarantee.

                  5.16 REASONABLE BEST EFFORTS TO CLOSE. During the period commencing on the date of execution of this Agreement and continuing until the Closing Date, Purchaser and Seller shall use their respective reasonable best efforts to consummate the transactions contemplated by this Agreement.

                  5.17 ACCESS TO THE COMPANY. Prior to the Closing Date, the Purchaser shall be entitled, through its employees and representatives, to make such reasonable investigation of the assets, properties, business and operations of the Company and Pictorial as the Purchaser may reasonably request. Any such investigation shall be conducted at reasonable times, on prior notice, and under reasonable circumstances.

                  5.18 CORRESPONDENCE. Any correspondence (including invoices) received by the Company after the Closing Date that relates to the business or operations of the Company prior to the Closing Date, shall be immediately forwarded to the Seller.

                  5.19 COMPANY LIABILITIES. To the extent that the Seller has indemnified the Purchaser hereunder for liabilities of the Company arising out of the conduct of the Company's business on or prior to the Closing Date other than the business of Pictorial, the existence of any assets or liabilities of the Company as of the Closing Date shall not constitute a breach of any of Seller's representations or warranties or covenants contained in this Agreement.

                  5.20 WITHDRAWALS. Seller shall use its reasonable efforts to withdraw and terminate prior to the Closing Date the state qualifications of the Company to do business as a foreign corporation in all jurisdictions in which it is presently qualified.

                  5.21 AUDIT COOPERATION. Following the date hereof, Seller shall cooperate with Purchaser in connection with Purchaser's conduct of an audit of Pictorial's Financial Statements; provided that Purchaser shall pay for such audit; and provided further that Seller shall be responsible for its expenses incurred in connection with such audit including the reasonable fees of Deloitte & Touche.

                  ARTICLE VI. CONDITIONS TO CLOSING.

                  6.01 CONDITIONS TO CLOSING. (a) The obligation of Purchaser to consummate the transactions contemplated under this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions:

                  (i) The representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Seller set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date;

                  (ii) Seller shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date;

                  (iii) The applicable waiting period, including any extension thereof, under HSR shall have expired without action taken to prevent consummation of the transactions contemplated by this Agreement;

                  (iv) No judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement; and

                  (v) there shall not have occurred since the date hereof a material adverse change in the business, assets or condition (financial or otherwise) of Pictorial excluding any adverse effects arising out of or resulting from changes in the general economy or the reaction of employees, suppliers or customers to (i) Seller's entering into of this Agreement, (ii) the announcement thereof or (iii) the consummation of the transactions contemplated hereby.

                  (b) The obligation of Seller to consummate the transactions contemplated under this Agreement is subject to the fulfillment, as of the Closing Date, of each of the following conditions:

                  (i) The representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties speak as of an earlier date;

                  (ii) Purchaser shall have performed and complied in all material respects with all covenants, obligations and undertakings required by this Agreement to be performed or complied with on or prior to the Closing Date;

                  (iii) The applicable waiting period, including any extension thereof, under HSR shall have expired without action taken to prevent consummation of the transactions contemplated by this Agreement;

                  (iv) No judgment, order or decree shall have been rendered which has the effect of enjoining the consummation of the transactions contemplated by this Agreement; and

                  (v) Purchaser shall have executed and delivered to Seller the Transition Services Agreement.

                  6.02 DOCUMENTS TO BE DELIVERED BY SELLER: At the Closing, Seller shall deliver to Purchaser the following:

                  (a) the certificates representing all of the Shares, together with appropriate stock powers attached and duly executed, and certificates representing the Pictorial Shares;

                  (b) a copy of resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Seller's Additional Agreements as appropriate, and a certificate of the secretary or assistant secretary of Seller, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section 6.02 on behalf of Seller;

                  (c) the minute books, corporate seal, stock transfer books and records for the Company and Pictorial;

                  (d)    the resignations referred to in Section 5.02;

                  (e)    the releases referred to in Section 5.12; and

                  (f) a certificate duly executed by an executive officer of Seller dated as of the Closing Date with respect to Sections 6.01(a)(i) and
(ii).

                  6.03 DOCUMENTS TO BE DELIVERED BY PURCHASER. At the Closing, Purchaser shall deliver to Seller the following:

                  (a) a copy of resolutions adopted by the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and a certificate of the secretary or assistant secretary of Purchaser, dated the Closing Date, stating that such resolutions were duly adopted and are in full force and effect at such date, and setting forth the incumbency of each person executing this Agreement, or any document required by this Section
6.03 on behalf of Purchaser;

                  (b)    the releases and other documents referred to in
Section 5.16; and

                  (c) a certificate duly executed by an officer of Purchaser dated as of the Closing Date with respect to Sections 6.01(b)(i) and (ii).

                  6.04 FUNDS TO BE DELIVERED. Purchaser shall cause the wire or other transfers of funds referred to in Article I to be made on the Closing Date.

         ARTICLE VII. INDEMNIFICATION.

                  7.01 SURVIVAL. (a) The covenants, representations and warranties of Seller, on the one hand, and Purchaser, on the other, shall survive the Closing Date until the eighteen month anniversary of the Closing Date other than the representations and warranties in Article VIII (Tax Matters) and Section 3.02 (Capitalization and Title to Shares) which shall survive until the expiration of the applicable statute of limitations and other than Seller's indemnification obligation under Section 7.02(a)(iv) which shall survive indefinitely. The expiration of any covenant, representation or warranty shall have no effect on the continued validity of any claim if written notice was given in accordance with this Article VII before the date of such expiration.

                  (b)    Notwithstanding any of the provisions set forth in this
Article VII, in the event that Purchaser had knowledge on or prior to the Closing Date of facts constituting a breach of any representation or warranty of Seller contained in Article III hereof, Purchaser shall not be entitled to indemnification for any claim related to or arising out of such facts.

                  7.02 INDEMNIFICATION BY SELLER. (a) Seller shall indemnify Purchaser and hold Purchaser, Purchaser's subsidiaries and their respective officers, directors and employees ("Purchaser Indemnified Parties") harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, reasonable legal fees and expenses and amounts paid in settlement), that arise from or relate or are attributable to (i) any misrepresentation by Seller or breach of a warranty made by Seller, in each case, under Article III hereof, (ii) any breach of any covenant or agreement on the part of Seller set forth herein or in any of Seller's Additional Agreements, (iii) any liability or obligation to brokers retained by Seller in connection with the transactions contemplated by this Agreement, (iv) any and all liabilities of the Company incurred on or prior to the Closing Date arising out of the conduct of the Company's business prior to the Closing other than liabilities of Pictorial, and
(v) any liabilities arising from or relating to any action or omission by Seller, its directors, officers, employees, or agents, the administrators or fiduciaries of any employee benefit plan maintained or contributed to by Seller (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of Section 3(3) of ERISA) including, without limitation, any failure to pay benefits under, or failure to manage or administer properly any employee benefit plan or arrangement maintained or contributed to by Seller (whether or not such plan or arrangement is an "employee benefit plan" within the meaning of
Section 3(3) of ERISA) before the Closing Date.

                  (b) Notwithstanding the foregoing, Seller shall have no liability to indemnify the Purchaser Indemnified Parties (x) on account of any claim pursuant to clauses (i) and (ii) of Section 7.02(a) other than indemnification with respect to the representations and warranties contained in
Article VIII (Tax Matters) and Section 3.02 (Capitalization and Title to Shares) as to which the threshold amount set forth in this Section 7.02(b) shall not apply unless and until and only to the extent that the liability of Seller in respect of such claims, when aggregated with their liability in respect of all other claims made pursuant to clauses (i) and (ii) of Section 7.02(a) amounts to more than One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) whereupon Seller shall be liable to pay amounts due pursuant to clauses (i) and (ii) of Section 7.02(a) only in excess thereof and (y) for any breach of a representation, warranty, covenant or agreement contained herein that was or should have been resolved by the parties pursuant to the working capital adjustment provided in Section 1.03 of this Agreement. For the avoidance of doubt, the threshold amount set forth in this Section 7.02(b) shall not apply to payment of amounts due pursuant to
Section 1.03 of this Agreement.

                  (c) The maximum aggregate liability of Seller for any and all claims under clauses (i) and (ii) of Section 7.02(a) other than indemnification with respect to the representations and warranties contained in
Article VIII (Tax Matters) and Section 3.02 (Capitalization and Title to Shares) as to which the limitation set forth in this Section 7.02(c) shall not apply shall not exceed Fifty Million Dollars ($50,000,000). For the avoidance of doubt, the limitation set forth in this Section 7.02(c) shall not apply to any amounts required to be paid by Seller pursuant to Section 1.03.

                  7.03 INDEMNIFICATION BY PURCHASER. Purchaser shall indemnify Seller and hold Seller, Seller's subsidiaries and their respective officers, directors and employees harmless against and in respect of any and all damages, losses, claims, penalties, liabilities, costs and expenses (including, without limitation, all fines, interest, legal fees and expenses and amounts paid in settlement), that arise from or relate or are attributable to (a) any misrepresentation by Purchaser or breach of a warranty made by Purchaser, in each case, under Article IV hereof, (b) any breach of any covenant or agreement on the part of Purchaser set forth herein or in any of Purchaser's Additional Agreements, (c) any liability or obligation to brokers retained by Purchaser in connection with the transactions contemplated by this Agreement and (d) any obligation to any employee of the Company or Pictorial arising on or after the Closing Date.

                  7.04 NOTICE TO THE INDEMNITOR. Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from an indemnifying party ("Indemnitor") under this
Article VII, an indemnified party ("Indemnitee") shall notify the Indemnitor in writing of such claim. The Indemnitor shall then have thirty (30) days to advise the Indemnitee whether the Indemnitor accepts the defense of such claim and Indemnitor shall have no obligation to Indemnitee for legal fees incurred by Indemnitee before or after the date of any assumption of the defense by Indemnitor; provided that the Indemnitor agrees to automatically accept the defense of any claim referred to in clause (iv) of Section 7.02(a). The Indemnitor shall not be liable to the Indemnitee for any claim not presented to the Indemnitor by the Indemnitee for a defense within thirty (30) days of the claim being presented in writing to the Indemnitee by the party making the claim to the extent that the Indemnitor is materially prejudiced by such delay.

                  7.05 RIGHT OF PARTIES TO SETTLE OR DEFEND. If the Indemnitor determines to accept the defense of such claim, the Indemnitor shall be deemed to have acknowledged that such claim is subject to indemnification by the Indemnitor and the Indemnitee shall have the right to be represented by its own counsel at its own expense, its participation to be subject to reasonable direction of the Indemnitor, and the Indemnitee shall provide all requested waivers and authorities for the Indemnitor to act on behalf of the Company. If the Indemnitor fails to undertake the defense of or settle or pay any such third party claim within thirty (30) days after the Indemnitee has given written notice to the Indemnitor of the claim, or if the Indemnitor, after having given such notification to the Indemnitee, fails within thirty (30) days to defend, settle or pay such claim, then the Indemnitee may take any and all necessary action to dispose of such claim; provided, however, that in no event shall the Indemnitee settle such claim without the prior consent of the Indemnitor as provided in Section 7.06 below.

                  7.06 SETTLEMENT PROPOSALS. (a) In the event the Indemnitee desires to settle any third-party claim the defense of which has not been assumed by Indemnitor, the Indemnitee shall advise the Indemnitor in writing of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). The Indemnitor shall have twenty (20) days after the Indemnitor's receipt of the notice of the Proposed Settlement to advise the Indemnitee whether it accepts the Proposed Settlement. If the Indemnitor notifies the Indemnitee that it accepts the Proposed Settlement, the Indemnitee may offer the Proposed Settlement to the third party making the claim. If after approval by the Indemnitor the Proposed Settlement is not accepted by the party making such claim, any new Proposed Settlement figure which the Indemnitee may wish to present to the party making such claim shall again first be presented to the Indemnitor in accordance with the provisions of this Section 7.06.

                  (b) The Indemnitor may settle such third-party claim that it has agreed to accept the defense of on any terms which it may deem reasonable. In the event the Indemnitor desires to settle such third-party claim, the Indemnitor shall not without the Indemnitee's prior written consent,
(i) settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such proceeding, claim or demand or (ii) settle or compromise any such proceeding, claim or demand, in any manner that adversely affects the Indemnitee. Following the Closing, the indemnification obligations of this Article VII and specific performance hereof shall be the exclusive remedy for breaches of this Agreement and the Additional Agreements and no other remedy shall be had in contract, tort or otherwise.

                  7.07 REIMBURSEMENT. At the time the amount of any liability on the part of the Indemnitor under this Article VII is determined (which in the case of payments to third persons shall be the earlier of (i) the date of such payments or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion of appeal rights) establishing such liability), the Indemnitor shall within thirty (30) days upon notice from the Indemnitee, pay to the Indemnitee, the amount of the indemnity claim.

                  7.08 CERTAIN ADJUSTMENTS. (a) The amount of any losses for which indemnification is provided under this Article VII shall be computed net of any insurance proceeds actually received by the Indemnitee or any of its affiliates in connection with such losses. If the Indemnitee or any of its affiliates receives insurance proceeds in connection with losses for which it has received indemnification, such party shall refund to the Indemnitor the amount of such insurance proceeds when received, up to the amount of indemnification received.

                  (b) The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the purchase price, unless otherwise required by applicable law.

         ARTICLE VIII. TAX MATTERS.

                  8.01   TAX REPRESENTATIONS.

                  (a)    Seller represents and warrants to Purchaser that:
(a)(i) all Tax returns and reports required to be filed with the Internal Revenue Service (the "IRS") or any federal, state, local or foreign taxing authority (together with the IRS a "Taxing Authority") with respect to any tax period ending on or before the Closing Date (each a "Pre-Closing Tax Period") by or on behalf of the Company or Pictorial and any consolidated, combined, unitary or similar group of which the Company or Pictorial is or was a member (collectively, the "Returns, or individually, a Return") have, to the extent required to be filed on or before the date hereof, been or will be filed when due in accordance with all applicable laws and taking into account all extensions of due dates; (ii) all Taxes shown as due and payable on the Returns that have been filed have been timely paid to the appropriate Taxing Authority; (iii) the charges, accruals and reserves for Taxes with respect to the Company or Pictorial for any Pre-Closing Tax Period (including any Pre-Closing Tax Period for which no Return has yet been filed) reflected on the books of the Company or Pictorial (excluding any provision for deferred income taxes) are adequate to cover such Taxes; (iv) there is no claim, audit, suit, proceeding or investigation now pending or to the knowledge of Seller threatened against or with respect to the Company or Pictorial in respect of any Tax, except as described on Schedule 8.01 annexed hereto; (v) there are no requests for rulings or determinations in respect of any Tax pending between the Company and/or Pictorial and any Taxing Authority; (vi) neither the Company nor Pictorial own any interest in real property in the State of New York or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property; and
(vii) there are no liens for Taxes upon the assets of the Company or Pictorial except liens for current Taxes not yet due and payable.

                  (b) Neither the Company nor Pictorial has any liability under Section 1.1502-6 of the treasury regulations or any comparable provision of state, local or foreign law, except for liabilities of the members of the "affiliated group" of corporations (as defined in Section 1504 of the Internal Revenue code) of which Seller is the common parent. The 338(h)(10) election made by Seller and Alexander C. Lange with respect to the purchase of the capital stock of Pictorial was filed in a timely manner with the appropriate Internal Revenue Service Center.

                  (c) Based on information currently available to Seller, which information has been made available to Purchaser, Seller's best good faith estimate of the Company's Federal net operating loss carryforwards as of the date hereof is not less than $15,000,000 (the "NOLs"). The pre-closing transfer by liquidation or merger of the Company's subsidiaries (other than Pictorial) met the requirements of Section 332 and/or Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code"). Seller makes no representation or warranty with respect to (a) any adjustment of the NOLs resulting from an audit by the Internal Revenue Service of Seller's Tax Returns for any Pre-Closing Tax Period or (b) the ability of Purchaser to utilize the NOLs, in whole or in part, for any Post-Closing Tax Period (hereinafter defined).

                  8.02 COVENANTS OF SELLER.

                  (a) Except as contemplated by this Agreement or as required by law, without the prior written consent of Purchaser, neither Seller nor the Company nor Pictorial nor any affiliate of Seller shall, to the extent it may adversely affect any tax period beginning on or after the Closing Date (each a "Post- Closing Tax Period"), make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of the Company or Pictorial for a Post-Closing Tax Period in any material respect.

                  (b) All Tax Returns not required to be filed on or before the date hereof and due on or before the Closing Date and any Returns for any taxable period described in Section 8.03 (i) will be filed when due in accordance with all applicable laws in all material aspects provided, however, that prior to the filing thereof, Purchaser shall have a reasonable opportunity to review such Tax Returns and associated work papers and to comment on any items that it believes may be inaccurate or that may adversely affect Purchaser or its affiliates for any Post-Closing Tax Period.

                  (c) Seller will not, and will not permit any of its subsidiaries, to take any action or omit to take any action, including, without limitation, the liquidation of any subsidiaries of the Company, which action or omission would impair the existence of the NOLs or cause the NOLs or any portion thereof to fail to qualify for carry over under Section 381(a)(1) and (2) of the Code, provided that nothing herein shall prevent Seller from amending any Tax Return as a result of an audit by the IRS of any Pre-Closing Tax Period or agreeing to any adjustment as a result of such audit. In no event shall Seller have any liability to Purchaser under this paragraph (c) to the extent the NOLs equal or exceed $15,000,000.

                  8.03 TAXABLE PERIODS STRADDLING CLOSING DATE. Purchaser and Seller agree that if the Company or Pictorial is permitted but not required under applicable state or local Income Tax laws to treat the Closing Date or the day before the Closing Date as the last day of a taxable period, Purchaser, Seller, the Company or Pictorial, as the case may be, shall treat such day as the last day of a taxable period. For any taxable period of the Company or Pictorial that includes (but does not end on) the Closing Date, Seller shall timely prepare and file with the appropriate authorities all Tax Returns, reports and forms required to be filed, and will pay all Taxes due with respect to such Returns, reports and forms except that Purchaser shall reimburse Seller for that portion of the Income Tax on such returns that would have been due by Purchaser if the Closing Date had been treated as of the last date of the taxable period. For the purposes of this Section, Seller has the first right to utilization of all Tax net operating loss carryforwards.

                  8.04 PREPARATION OF TAX RETURNS AND PAYMENT OF TAXES. Seller shall be responsible for the preparation of all Income Tax returns for the Company and Pictorial ("Income Tax Returns") for all Pre-Closing Tax Periods. Seller shall be responsible for the payment of all amounts due on such Income Tax Returns. Purchaser and Seller shall cooperate in the filing of such Income Tax Returns. Purchaser shall be responsible for the preparation of all Tax Returns for all taxable periods ending after the Closing Date. Purchaser shall be responsible for the payment of all amounts due on such Tax Returns. Seller shall reasonably cooperate with Purchaser in the preparation of such Tax Returns.

                  8.05 TAX AUDITS OF PRE-CLOSING TAX PERIODS. Seller shall have responsibility for the conduct of any audit of any Pre-Closing Tax Period; provided, however, that in the event that Seller receives notice of a claim from the IRS or another Taxing Authority, Seller shall promptly notify Purchaser of such claim and of any action taken or proposed to be taken.

                  8.06 REFUNDS. Purchaser shall pay to Seller all refunds or credits of Income Taxes, and other Taxes received by Purchaser, the Company or Pictorial after the Closing Date and attributable to Taxes paid by or on behalf of the Company or Pictorial (or any predecessor thereof) with respect to a Pre-Closing Tax Period; provided, however, that Purchaser shall not be obligated to make such payment if such refund or credit is attributable to the carry-back of losses, deductions or credits from a taxable period other than a Pre-Closing Tax Period. Each such payment (which shall include any interest received or credited with respect to such refund or credit) shall be made to the other party promptly after receipt of any such refund from, or allowance of such credit by, the relevant taxing authority. Seller and Purchaser shall cooperate, and shall cause the Company and Pictorial to cooperate, in obtaining any refund or credit of Taxes available from the relevant Taxing Authority.

                  8.07 LOSS CARRYOVERS. Seller will not elect to reattribute to itself any net operating loss carryovers or net capital loss carryovers attributable to the Company or Pictorial under Treasury Regulations Section 1.1502-20(g).

                  8.08 STATUS OF THE COMPANY. Purchaser shall not take any action before January 1, 2001 with respect to the Company that would cause the Company to own any assets other than the Pictorial Shares or incur any liabilities. Purchaser hereby agrees not to include the Company or

Pictorial in any combined Tax Return for the State of Ohio for any taxable period described in Section 8.03.

                  8.09 COOPERATION. (a) Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, statement, report or form, any audit, litigation or other proceeding with respect to Taxes (including, without limitation, by executing and delivering such powers of attorney and other documents as are necessary to carry out the intent of this
Section 8.09 and Section 8.05 of this Agreement. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which, in the case of Seller, have not been transferred to Purchaser pursuant to this Agreement and which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller agree to retain all books and records with respect to Tax matters pertinent to the Company and/or Pictorial relating to any Pre-Closing Tax Period for a period of six years after the Closing Date and if Purchaser or Seller, as the case may be, so requests shall allow the other party to make copies of such books and records.

                  (b) Purchaser and Seller further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any governmental authority or customer of the Company or Pictorial or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  8.10 TAX INDEMNIFICATION. (a) The Seller hereby indemnifies Purchaser against and agrees to hold Purchaser harmless from (i) any Tax of the Company or Pictorial resulting from a breach of the provisions of Sections 8.01, 8.02, 8.03, 8.04, 8.05, 8.07 and
8.09 and (ii) actual out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of the imposition or assessment of any Tax in respect of any Pre-Closing Tax Period of the Company and/or Pictorial, provided that Seller shall not be responsible to indemnify Purchaser for any damages of Purchaser arising out of a diminution of the NOLs as a result of an audit by the IRS of Seller's Tax Returns for any Pre-Closing Tax Period.

                  (b) Purchaser hereby indemnifies Seller against and agrees to hold Seller harmless from (i) any Tax of the Company, Pictorial or Seller resulting from a breach of the provisions of Section 8.03, 8.04, 8.06 or 8.09 and (ii) actual out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of the imposition or assessment of any Tax in respect of any Post-Closing Tax Period of the Company and/or Pictorial.

                  8.11 SURVIVAL. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 8 shall survive the Closing of the transactions contemplated herein for the period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

                  8.12 TAXES. For the purposes of this Agreement, the term "Tax" or "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, severance, stamp, occupation, occupancy, rent, transaction, property or other taxes, customs, duties, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority. For purposes of this Agreement, "Taxes" or "Tax" shall

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

also include any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulation section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including liability for Taxes as a transferee or successor, by contract or otherwise. For purposes of this Agreement, the term "Income Taxes" means all Taxes imposed on or measured by net income or gross profits or gross receipts (but excluding sales, use, value added and property Taxes), together with all interest, penalties and additions imposed with respect to such amounts.

         ARTICLE IX. TERMINATION.

                  9.01 TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned, (a) by mutual written agreement of the parties hereto, or (b) by either party by written notice to the other party if the Closing Date shall not have occurred on or before the date that is one hundred twenty (120) days following the date of this Agreement.

                  9.02 NO LIABILITIES IN EVENT OF TERMINATION. In the event of any termination of this Agreement as provided in Section 9.01 above, this Agreement shall forthwith become wholly void and of no further force and effect except for the provisions of Section 5.10 and the provisions of the Confidentiality Agreement (as hereinafter defined) which shall remain in full force and effect. There shall be no liability on the part of any of the parties hereto, except (a) that such termination shall not preclude any party from pursuing its judicial remedies for damages and other relief as a result of the willful breach of any representation or warranty or the breach of any covenant or agreement contained herein prior to termination by the other party, including without limitation, Seller from pursuing its remedies as a result of Purchaser's failure to comply with Section 5.07 hereof and (b) as set forth in the immediately preceding sentence.

         ARTICLE X. MISCELLANEOUS.

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

                  10.01 ENTIRE AGREEMENT. This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters provided however that the terms of the Confidentiality Agreement dated April 3, 2000 (the "Confidentiality Agreement") shall remain in full force and effect.

                  10.02 GOVERNING LAW; JURISDICTION. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the state of New York. Purchaser and Seller hereby irrevocably submit to the jurisdiction of any New York State or United States Federal Court sitting in New York City (and any appellate court therefrom) over any action or proceeding arising out of or relating to this Agreement. Purchaser and Seller hereby irrevocably waive any objection they may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding. Purchaser hereby appoints Kevin Dell, EVP, General Counsel and Secretary, as its agent for service of process in connection with the foregoing. Seller hereby appoints Beverly Chell, Vice Chairman and General Counsel, as its agent for service of process in connection with the foregoing.

                  10.03 AMENDMENT; WAIVER. No provision of this Agreement may be amended or modified except by an instrument or instruments in writing signed by the parties hereto. Any party may waive compliance by another with any of the provisions of this Agreement. No waiver of any provision hereof shall be construed as a waiver of any other provision or subsequent breach. Any waiver must be in writing. The failure of any party hereto to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity hereof or any part hereof or the right of any party thereafter to enforce each and every such provision.

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

                  10.04 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally, mailed by registered mail, return receipt requested, sent by documented overnight delivery service or, to the extent receipt is confirmed, by telecopy to the parties at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Seller, to it at:

                  PRIMEDIA Inc.
                  745 Fifth Avenue
                  New York, NY  10151
                  Attention: Ann M. Riposanu
                  Phone: (212) 745-0100
                  Fax:   (212) 745-0645

With a copy to:

                  PRIMEDIA Inc.
                  745 Fifth Avenue
                  New York, NY 10151
                  Attention: Christopher Fraser, Esq.
                  Phone: (212) 745 - 0100
                  Fax:   (212) 745 - 0131

With a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Ave.
                  New York, NY 10017
                  Attention:  Gary Horowitz, Esq.
                  Phone: (212) 455-2000
                  Fax:   (212) 455-2502

If to Purchaser, to it at:

                  The BISYS Group, Inc.
                  150 Clove Road
                  Little Falls, NJ 07424
                  Attention: General Counsel
                  Phone: (973) 812-8600
                  Fax:   (973) 812-3088

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

With a copy to:
                  Drinker Biddle & Shanley LLP
                  500 Campus Drive
                  Florham Park, New Jersey 07932-1047
                  Attention: Stewart E. Lavey, Esq.
                  Phone: (973) 360-1100
                  Fax:   (973) 360-9831

                  10.05 SEPARABILITY. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be of no force and effect, but the illegality, invalidity or unenforceability shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

                  10.06 ASSIGNMENT AND BINDING EFFECT. None of the parties hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other parties hereto. All of the terms and provisions of this Agreement shall be binding on, and shall inure to the benefit of, the respective legal successors and permitted assigns of the parties.

                  10.07 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their respective successors and permitted assigns and they shall not be construed as conferring and are not intended to confer any rights on any other persons.

                  10.08 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and each party thereto may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

                  10.09 INTERPRETATION. Article titles, headings to sections and the table of contents are inserted for convenience of reference only and are not intended to be a part or to affect the

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

meaning or interpretation hereof. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in any schedule hereto is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party hereto shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes hereof. As used herein, "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; "writing", "written" and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; references to an person are also to its successors and permitted assigns; "hereof", "herein", "hereunder" and comparable terms refer to the entirety hereof and not to any particular article, section or other subdivision hereof or attachment hereto; references to any gender include references to the plural and vice versa; references to this Agreement or other documents are as amended or supplemented from time to time; references to "Article", "Section" or another subdivision or to an attachment or "Schedule" are to an article, section or subdivision hereof or an attachment or "Schedule" hereto; references to "generally accepted accounting principles" shall mean generally accepted accounting principles in the United States.

                  10.10 DISCLOSURE. For the purpose of this Agreement, any disclosure made on one Schedule to this Agreement shall be deemed to be a disclosure for the purposes of all Schedules to this Agreement. In addition, any representation made "to the knowledge of Seller" or "to the

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

knowledge of Seller" shall mean to the knowledge of the persons listed on
Schedule 10.10 attached hereto.

                  10.11 NO PRESUMPTION. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

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


                  IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first above written.


                                THE BISYS GROUP, INC.


                                By: /s/ Lynn J. Mangum
                                   ----------------------------------------
                                   Name: Lynn J. Mangum
                                   Title: Chairman and Chief Executive Officer


                                PRIMEDIA INC.


                                By: /s/ Beverly C. Chell
                                   ----------------------------------------
                                   Name:  Beverly C. Chell
                                   Title:  Vice Chairman

                LIST OF EXHIBITS AND DISCLOSURE SCHEDULES OMITTED

EXHIBITS
--------
A                          Form of Services Agreement

SCHEDULE NO.               TITLE

3.02                       Capitalization of Company and Title to Shares

3.03                       Pictorial Authorized Capital Stock and Issued and
                           Outstanding Shares

3.05                       No Conflicts

3.08                       Litigation

3.11                       Financial Statements

3.12                       Undisclosed Liabilities

3.13                       Intellectual Property

3.14(a)                    Contracts and Commitments

3.14(e)                    Top Ten Customers

3.15                       Employee Benefits

3.16                       Absence of Certain Changes

3.17                       Transactions With Affiliates

3.18                       Insurance

3.19                       Environmental Matters

3.20                       Property

3.21(a)                    Software

3.21(c)                    Software Escrow Agreements

8.01                       Tax Representations

10.10                      Disclosure

The registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted exhibit or schedule.